Exhibit 99.4

CONSENT OF PERSON TO BE NAMED DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned consents to being named in the Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”) of South Mountain Merger Corp., a Delaware corporation, as a person who has agreed to serve as a director of New Billtrust (as defined in the Registration Statement), and to the inclusion of his or her biographical information in the Registration Statement.

      /s/ Flint Lane
Signature

        Flint A. Lane
Name

      October 26, 2020
Date